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                                                               EXHIBIT 99.(a)(4)

                             EXCHANGE OFFER ELECTION
                                   IVR SCRIPT

                                 1-800-435-2911

1. [This telephone election system is for use by U.S. participants only. If you are a non-U.S. participant, please use your printed Election Form to complete this process.] Welcome to the Georgia-Pacific Exchange Program telephone election system. You may use this system to make your election through the last day of the exchange period. Please have your printed Election Form available before proceeding. If you have not already done so, please hang up and carefully review the Offer to Exchange and your printed Election Form, the legal documents governing your election. For questions regarding the status of your grants or this election process, please hang up and call EquiServe at 1-888-700-3837.

2. To proceed with the Georgia-Pacific Exchange Program telephone election system, please enter your Control Number as it appears on the election form followed by the pound sign.

3. Please enter the last four digits of your social security number followed by the pound sign.

4. Your telephone election is subject to the terms and conditions indicated on your printed Election Form. Your completion of the election process using this system has the same legal effect as signing and returning your printed election form. Please note that by continuing and making an election, you will supersede any previous election you may have made.

5. To elect to participate in the Georgia-Pacific Exchange Program, which is Election Choice A on your printed Election Form, Press 1.

                  a.       If 1, go to 7.

6. To elect not to participate in the Georgia-Pacific Exchange Program, which is Election Choice B on your printed Election Form, Press 2.

                  a.       If 2, go to 8.

7. You have elected to participate in the Georgia-Pacific Exchange Program. Any options or SARs you hold, that are eligible for exchange at the end of the exchange period, will be included in the exchange.

8. You have elected not to participate in the Georgia-Pacific Exchange Program. Your eligible options or SARs will not be included in the exchange.

9.       To confirm your selection, press 1.

                  a.       If 1, go to 11.

10.      To cancel this selection, press 2. a. If 2, go to 12.

11. This completes the election process. Thank you for calling the Georgia-Pacific Exchange Program telephone election system. Good-bye.

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12.      You have canceled the election process. Please note that any previous election that you may have submitted is still valid. Thank you for calling the Georgia-Pacific Exchange Program telephone election system. Good-bye.